Exhibit 99.1

FOR IMMEDIATE RELEASE

ENNIS, INC. REPORTS RESULTS

FOR THE THREE AND NINE MONTHS ENDED NOVEMBER 30, 2011

Midlothian, December 19, 2011 — Ennis, Inc. (the “Company”), (NYSE: EBF), today reported financial results for the three and nine months ended November 30, 2011.

Financial Overview

Our consolidated net sales for the quarter was $121.8 million, or down 9.6% from $134.8 million for the same quarter last year. Our print sales for the quarter were basically flat quarter over quarter at $69.2 million for the current quarter as compared to $69.5 million for the same quarter last year. Our apparel sales at $52.6 million for the quarter were down $12.7 million as compared to $65.3 million for the same quarter last year due to softness in the market and competitive pricing pressures. Overall our gross profit margins (“margins”) for the quarter were 24.8% as compared to 27.1% to for the same quarter last year. On a segment basis, our print margins were basically flat at 27.8% for the current quarter versus 27.9% for the same quarter last year, while our apparel margins, due to continued higher input costs, decreased from 26.3% to 20.8%. Our net earnings for the quarter, which were impacted by our lower apparel sales and margins, were $6.9 million or $.27 per diluted share, as compared to $9.6 million or $.37 per diluted share for the same quarter last year.

For the nine month period, our net sales decreased from $418.6 million for the nine months ended November 30, 2010 to $395.5 million for the nine months ended November 30, 2011, or a decrease of 5.5%. Our print sales for the period again remained relatively stable at $205.5 million, compared to $206.5 million for the same period last year. Our apparel sales for the period were $189.9 million, as compared to $212.1 million for the same period last year, or a decrease of 10.5%. Overall our margins for the period decreased from 28.3% to 26.3% for the nine months ended November 30, 2010 and 2011, respectively. Our print margins decreased slightly during the period from 28.8% to 28.4%, while our apparel margins decreased from 27.8% to 24.0%, again due to higher input costs. Our net earnings for the period decreased from $34.8 million, or 8.3% of sales for the nine months ended November 30, 2010, to $28.0 million or 7.1% of sales for the nine months ended November 30, 2011. Our diluted earnings decreased from $1.34 per share to $1.08 per share for the nine months ended November 30, 2010 and 2011, respectively.

The Company, during the quarter, generated $14.5 million in EBITDA (earnings before interest, taxes, depreciation, and amortization) compared to $18.1 million for the comparable quarter last year. For the nine month period ended November 30, 2011, the Company generated $55.3 million of EBITDA during the period, compared to $64.1 million for the comparable period last year.

Reconciliation of Non-GAAP to GAAP measure (dollars in thousands):
	Three months ended November 30,		Nine months ended November 30,
	2011	2010	2011	2010
Earnings before income taxes	$11,010	$15,186	$44,139	$54,822
Interest expense	405	214	1,887	972
Depreciation/amortization	3,035	2,730	9,295	8,299

EBITDA (non-GAAP)	$14,450	$18,130	$55,321	$64,093

Keith Walters, Chairman, Chief Executive Officer and President, commented by saying, “Overall the operational results delivered for the quarter were as expected from both the print and apparel perspective. Our print operations continued to deliver steady revenue levels and operational results, while our apparel margins continued to be compressed as expected by higher raw material costs. As we have been discussing in previous statements, key apparel manufacturers have been and will be dealing with significantly higher input costs for the foreseeable future. While the spot price of cotton has dropped significantly over the past quarter, this unfortunately does not represent the cost of cotton in most large apparel manufacturers’ finished goods inventory. Most large apparel manufacturers lock in cotton contracts in order to guarantee an uninterrupted supply of cotton and price stability. Unfortunately, these locked in contract prices are now significantly higher than the current spot price. With the recent influx of cotton supply from India and other global impacts which soften cotton demand, many of the smaller manufacturers who didn’t have the financial capacity to enter into longer term contracts are now able to compete on a favorable basis. We view this as a short term event. The larger manufacturers, such as Alstyle, will have to navigate through this issue over the next few quarters, until the lower cotton pricing makes its way into their finished goods inventory. The new manufacturing facility in Agua Prieta, Mexico is fully operational. We are pleased with the results and the status of its production levels. The results are in-line with our expectations at this point, but we would expect continued improved efficiencies in the coming quarters. Many challenges have been negotiated to date, but uncertainties continue to mark the short term landscape. We will remain vigilant to the task at hand.”

About Ennis

Ennis, Inc. (www.ennis.com) is primarily engaged in the production of and sale of business forms, apparel and other business products. The Company is one of the largest private-label printed business product suppliers in the United States. Headquartered in Midlothian, Texas, the Company has production and distribution facilities strategically located throughout the United States of America, Mexico and Canada, to serve the Company’s national network of distributors. The Company, together with its subsidiaries, operates in two business segments: the Print Segment (“Print”) and Apparel Segment (“Apparel”). The Print Segment is primarily engaged in the business of manufacturing and selling business forms, other printed business products, printed and electronic media, presentation products, flex-o-graphic printing, advertising specialties and Post-it® Notes, internal bank forms, plastic cards, secure and negotiable documents, envelopes and other custom products. The Apparel Segment manufactures T-Shirts and distributes T-Shirts and other active-wear apparel through nine distribution centers located throughout North America.

Safe Harbor Under The Private Securities Litigation Reform Act of 1995

Certain statements contained in this press release that are not historical facts are forward-looking statements that involve a number of known and unknown risks, uncertainties and other factors that could cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievement expressed or implied by such forward-looking statements. The words “anticipate,” “preliminary,” “expect,” “believe,” “intend” and similar expressions identify forward-looking statements. The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for such forward-looking statements. In order to comply with the terms of the safe harbor, the Company notes that a variety of factors could cause actual results and experience to differ materially from the anticipated results or other expectations expressed in such forward-looking statements. These statements are subject to numerous uncertainties, which include, but are not limited to, the Company’s ability to effectively manage its business functions while growing its business in a rapidly changing environment, the Company’s ability to adapt and expand its services in such an environment, the variability in the prices of paper and other raw materials. Other important information regarding factors that may affect the Company’s future performance is included in the public reports that the Company files with the Securities and Exchange Commission. The Company undertakes no obligation to revise any forward-looking statements or to update them to reflect events or circumstances occurring after the date of this release, or to reflect the occurrence of unanticipated events. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The inclusion of any statement in this release does not constitute an admission by the Company or any other person that the events or circumstances described in such statement are material.

For Further Information Contact:

Mr. Keith S. Walters, Chairman, Chief Executive Officer and President

Mr. Richard L. Travis, Jr., Chief Financial Officer

Mr. Michael D. Magill, Executive Vice President

Ennis, Inc.

2441 Presidential Parkway

Midlothian, Texas 76065

Phone: (972) 775-9801

Fax: (972) 775-9820

www.ennis.com

Ennis, Inc.

Condensed Financial Information

(In thousands, except per share amounts)

	Three months ended		Nine months ended
	November 30,		November 30,
	2011	2010	2011	2010
Condensed Operating Results
Revenues	$121,846	$134,817	$395,488	$418,592
Cost of goods sold	91,663	98,298	291,510	300,185

Gross profit margin	30,183	36,519	103,978	118,407
Operating expenses	19,086	20,971	58,265	62,494

Operating income	11,097	15,548	45,713	55,913
Other expense	87	362	1,574	1,091

Earnings before income taxes	11,010	15,186	44,139	54,822
Income tax expense	4,118	5,543	16,111	20,010

Net earnings	$6,892	$9,643	$28,028	$34,812

Earnings per share
Basic	$0.27	$0.37	$1.08	$1.35

Diluted	$0.27	$0.37	$1.08	$1.34

	November 30,	February 28,
	2011	2011
Condensed Balance Sheet Information
Assets
Current assets
Cash	$16,761	$12,305
Accounts receivable, net	47,224	58,359
Inventories, net	121,554	100,363
Other	12,040	11,371

	197,579	182,398

Property, plant & equipment	91,320	93,661
Other	195,632	197,669

	$484,531	$473,728

Liabilities and Shareholders’ Equity
Current liabilities
Accounts payable	$21,845	$18,868
Accrued expenses	22,202	27,644
Current portion of long-term debt	50,000	586

	94,047	47,098

Long-term debt	—	50,000
Deferred credits	28,193	28,947

Total liabilities	122,240	126,045

Shareholders’ equity	362,291	347,683

	$484,531	$473,728

	Nine months ended November 30,
	2011	2010
Condensed Cash Flow Information
Cash provided by operating activities	$26,964	$30,642
Cash used in investing activities	(11,061)	(31,147)
Cash used in financing activities	(11,895)	(2,018)
Effect of exchange rates on cash	448	(232)

Change in cash	4,456	(2,755)
Cash at beginning of period	12,305	21,063

Cash at end of period	$16,761	$18,308